Exhibit 10.4

Execution Version

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of May 21, 2025 by and between Viasat, Inc., a Delaware corporation (the “Company”), and WP Triton Co-Invest, L.P. (the “Investor Stockholder”).

W I T N E S S E T H

WHEREAS, the Company is party to that certain Share Purchase Agreement, dated as of November 8, 2021 (as it may be amended from time to time by the parties thereto, the “Share Purchase Agreement”), by and among the Company and the entities and individuals set forth in Schedule 1 thereto (the “Sellers”), pursuant to which the Sellers sold to the Company the entire issued and outstanding share capital of Connect Topco Limited, a private company limited by shares and incorporated in Guernsey (the “Target”), in exchange for the right to receive cash consideration and a number of shares of common stock, par value US$0.0001 per share, of the Company (the “Company Shares”) as set forth in the Share Purchase Agreement, all upon the terms and subject to the conditions set forth in the Share Purchase Agreement.

WHEREAS, as a result of the consummation of the transactions contemplated by the Share Purchase Agreement (the “Closing”), certain of the Sellers, including the Investor Stockholder, each of which was a stockholder of the Target, became a stockholder of the Company and ceased to be a stockholder of the Target.

WHEREAS, in connection with and effective upon the Closing, on November 8, 2021, (i) the Company and certain of the Sellers, including the Investor Stockholder, entered into a Stockholders Agreement (the “Former Stockholders Agreement”) and (ii) the Investor Stockholder and certain of the Sellers entered into a Coordination Agreement (the “Coordination Agreement”), in each case, with respect to their holdings of Company Shares.

WHEREAS, (i) the Company, the Investor Stockholder and the certain other Sellers party to the Former Stockholders Agreement and (ii) the Investor Stockholder and the certain other Sellers party to the Coordination Agreement desire to terminate the Former Stockholders Agreement and the Coordination Agreement, as applicable, in each case, effective as of the Effective Date.

WHEREAS, simultaneously with the execution of this Agreement, the Investor Stockholder and the certain Sellers party to the Coordination Agreement have delivered to the Company evidence, in a form reasonably acceptable to the Company, of the termination of the Coordination Agreement effective as of the Effective Date.

WHEREAS, the Company and the Investor Stockholder desire to enter into this Agreement effective as of the date hereto (the “Effective Date”) regarding the Investor Stockholder’s rights with respect to the Company Shares Beneficially Owned by it.

WHEREAS, concurrently with the execution of this Agreement, Mr. Andrew Sukawaty delivered his resignation letter to the Board and irrevocably resigned from the Board effective as of the Effective Date.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Acquisition Proposal” shall mean any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to an Acquisition Transaction.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions involving: (i) (x) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its subsidiaries that would result in any Person or Group Beneficially Owning fifty percent (50%) or more in interest of the total outstanding equity securities of the Company or any of its subsidiaries (measured by voting power or economic interest), or (y) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning fifty percent (50%) or more in interest of the total outstanding equity securities of the Company or any of its subsidiaries (measured by voting power or economic interest), or (z) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries that would result in the stockholders of the Company immediately preceding such transaction Beneficially Owning less than fifty percent (50%) in interest of the total outstanding equity securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); (ii) any sale, transfer or other disposition of business(es) or assets that constitute fifty percent (50%) or more of the consolidated assets or revenues of the Company; or (iii) any liquidation or dissolution of the Company.

(c) “Activist Stockholder” shall mean, as of any date of determination, a Person (other than the Investor Stockholder and its Affiliates) that has, directly or indirectly through its Affiliates, whether individually or as a member of a Group, within the three-year period immediately preceding such date of determination (i) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (ii) publicly initiated any proposal for action by stockholders or other equityholders of any Person initially publicly opposed by the board of directors or similar governing body of such Person, (iii) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or (iv) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

(d) “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. “Affiliate” with respect to the Investor Stockholder shall not include the Company or its subsidiaries. As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Beneficially Own” shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Business Day” shall mean any day other than a Saturday, Sunday or weekday on which commercial banks in New York, New York are authorized or required to be closed.

(h) “Company Competitor” shall mean those competitors of the Company identified on Schedule I to this Agreement.

(i) “Company Organizational Documents” shall mean the Second Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on September 26, 2000, the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company, dated as of May 26, 2023, and the Amended and Restated Bylaws of the Company, effective as of November 7, 2023, in each case as may be amended, supplemented, restated or otherwise modified from time to time.

(j) “Confidential Information” shall mean all non-public information (irrespective of the form of communication, and irrespective of whether obtained prior to, on or after the date hereof) obtained by or on behalf of the Investor Stockholder or its Representatives from the Company or its Representatives, in connection with the Beneficial Ownership of Company Shares or through the rights granted pursuant to this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by the Investor Stockholder or its Representatives, (ii) was or becomes available to the Investor Stockholder or its Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided, that the source thereof is not bound by an obligation of confidentiality with respect to such information and (iii) is independently developed by the Investor Stockholder or its Representatives without the use of or reference to any such information that would otherwise be Confidential Information hereunder.

(k) “Director” shall mean a member of the Board of Directors of the Company.

(l) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

(m) “Excluded Matter” shall mean (i) the issuance of Company Shares in connection with any merger, consolidation or business combination of the Company, (ii) any action, proposal or matter related to Acquisition Proposal, (iii) any action, proposal or matter related to Acquisition Transaction or (iv) the issuance of Company Shares or other securities of the Company (including securities convertible into or exercisable for Company Shares) for which a stockholder vote is required under Nasdaq Rules 5635(a), 5635(b) or 5635(d) or NYSE Rules 312.03(b) or 312.03(c) (or any successor or equivalent provisions).

(n) “Governmental Entity” shall mean any supra-national, national, federal, state, municipal or local government (including any subdivision, court, other judicial body, legislature, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, merger control, taxing, importing or other governmental or quasi-governmental authority.

(o) “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

(p) “Group Member” shall mean, with respect to any specified Person, any Affiliate of the specified Person that, directly or indirectly, is controlled by, or controls, the specified Person and includes any Person with respect to which the specified Person is a direct or indirect subsidiary.

(q) “Permitted Transferee” shall mean, with respect to any Person, (i) any Affiliate of such Person (provided that any subsequent event, change in circumstance or transaction that would result in such Permitted Transferee no longer being an Affiliate of such Person shall constitute a subsequent Transfer that shall be subject to the requirements of this Agreement), (ii) with respect to any Person that is an investment fund, vehicle or similar entity, any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity (provided, however, that in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of the Investor Stockholder or any entity that is controlled by a “portfolio company” of the Investor Stockholder constitute a Permitted Transferee) and (iii) in the case of any Person who is an individual, (x) any successor by death or (y) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Company Shares. In no event shall any Prohibited Transferee or any of its Affiliates constitute a Permitted Transferee.

(r) “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(s) “Prohibited Transferee” shall mean any Person who, to the knowledge of the Investor Stockholder, is (i) a Company Competitor, (ii) an Activist Stockholder, (iii) a Person who at the time of such Transfer Beneficially Owns more than five percent (5%) of the then issued and outstanding Company Shares, or (iv) a Person who, immediately following such Transfer, would Beneficially Own more than five percent (5%) of the then issued and outstanding Company Shares; provided, that the foregoing sub-sections (iii) and (iv) shall not apply to any Person that has filed, or has a current obligation to file, a report on Schedule 13G with the SEC in respect of its ownership of any class of equity securities of the Company.

(t) “Representatives” shall mean, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants, auditors, insurers and consultants of such Party and/or of its Affiliates.

(u) “Rule 144 Affiliate” shall mean with respect to any Person as of the applicable time of determination, that such Person is, as of such time, a “person” that is an “affiliate” of the Investor Stockholder within the meaning of Rule 144 of the Securities Act.

(v) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(w) “Significant Holder Period” shall mean the period beginning on the Effective Date and ending on the first Business Day following the date on which the Investor Stockholder Beneficially Owns a number of Company Shares less than three percent (3%) of the then issued and outstanding Company Shares.

(x) “Standstill Parties” means the Warburg Funds. Notwithstanding anything to the contrary in this Agreement, no “portfolio company” (as such term is customarily used in the private equity industry), of the Investor Stockholder or Standstill Party, or any entity that is controlled by a “portfolio company” of the Investor Stockholder or Standstill Party, shall be a Standstill Party or otherwise subject to Section 3.

(y) “Standstill Period” shall mean the period beginning on the Effective Date and ending on the date which is three (3) months following the end of the Significant Holder Period.

(z) “Warburg Funds” shall mean (i) Warburg Pincus (Callisto) Global Growth (Cayman), L.P., (ii) Warburg Pincus (Europa) Global Growth (Cayman), L.P., (iii) Warburg Pincus Global Growth-B (Cayman), L.P., (iv) Warburg Pincus Global Growth-E (Cayman), L.P., (v) Warburg Pincus Global Growth Partners (Cayman), L.P. and (vi) WP Global Growth Partners (Cayman), L.P.

2. Transfers of Company Shares. The right of the Investor Stockholder to directly or indirectly, in any single transaction or series of related transactions, sell, assign, convey, gift, distribute, dispose, pledge, hypothecate, encumber or otherwise transfer (or enter into any contract, understanding or other obligation regarding the future sale, assignment, conveyance, gift, pledge, distribution, disposition, pledge, hypothecation, encumbrance or transfer of) (each, a “Transfer”) any Company Shares, whether voluntary or involuntary or by operation of law, including the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Company Shares or interest in Company Shares, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Company Shares, in cash or otherwise, is subject to the restrictions set forth in this Section 2. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement and shall not be recorded on the stock transfer books of the Company or any local custodian or transfer agent.

(a) Transfer Restrictions. The Investor Stockholder shall be entitled to Transfer any of its Company Shares in its sole discretion, provided, that, during the Significant Holder Period, the Investor Stockholder shall not, directly or indirectly, in any single transaction or series of related transactions, Transfer any Company Shares:

(i) to a Permitted Transferee that is an Affiliate of the Investor Stockholder, unless such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be bound by the terms of this Agreement as if such Permitted Transferee was an original party hereto;

(ii) to a Prohibited Transferee or any known (to the Investor Stockholder) Affiliate thereof; provided, that such restriction shall not apply to Transfers (A) into the public market pursuant to the registration rights contained in that certain Registration Rights Agreement, dated as of November 8, 2021, by and among the Company, the Investor Stockholder and certain other Sellers party thereto (the “Registration Rights Agreement”), (B) through a bona fide sale into the public market without registration effectuated pursuant to Rule 144 under the Securities Act or any other applicable exemption from registration, or (C) in connection with a merger, tender offer or exchange offer or other business combination or similar transaction or any change of control transaction involving the Company (such permitted Transfers, collectively, an “Excluded Transfer”); or

(iii) other than in accordance with all applicable laws.

(b) Legend. In addition to any legends required by applicable law, each certificate (if any) or book-entry position representing the Company Shares held by the Investor Stockholder shall bear a legend substantially in the following form (or equivalent form for book-entry shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE IF PROHIBITED BY THE PROVISIONS OF SUCH STOCKHOLDER AGREEMENT.”

Notwithstanding the foregoing, upon the request of the Investor Stockholder, in connection with any Transfer of Company Shares in accordance with the terms of this Agreement, the Company shall promptly cause the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer.

(c) Stop Transfer Instructions. The Investor Stockholder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of Company Shares except in compliance with the foregoing restrictions.

(d) Rule 144. The Investor Stockholder agrees and represents to the Company that (i) the Investor Stockholder is not a Rule 144 Affiliate as of the Effective Date, and has not been a Rule 144 Affiliate for at least three (3) months immediately preceding the Effective Date, (ii) the Investor Stockholder is not required to, and shall not, directly or indirectly, provide any notice or other filings under Rule 144 in connection with any Transfer of Company Shares and (iii) the Investor Stockholder shall use reasonable best efforts to provide, or cause its counsel to provide, any opinions or other certifications as to its Rule 144 Affiliate status necessary or appropriate to effect any Transfer of Company Shares (and neither the Company nor its counsel shall be obligated to do so in any event).

(e) Information Regarding Ownership of Company Shares. During the Significant Holder Period, the Investor Stockholder agrees to notify the Company of its and its Permitted Transferee’s Beneficial Ownership of the Company Shares within five (5) Business Days of a written request from the Company.

3. Standstill.

(a) Standstill Restriction. During the Standstill Period, (x) the Investor Stockholder shall not, directly or indirectly, and (y) the Investor Stockholder shall cause its Standstill Parties directly or indirectly not to, in each case without the prior written consent of, or waiver by, the Company:

(i) subject to Section 3(b), acquire, offer or seek to acquire or agree to acquire, by purchase or otherwise, any Company Shares or direct or indirect rights to acquire any Company Shares or any securities convertible into, or exercisable or exchangeable for, Company Shares (unless such transaction is approved or affirmatively recommended by the Board);

(ii) offer, or seek to acquire, or participate in any acquisition of assets or business of the Company and its subsidiaries;

(iii) make any public announcement or public offer with respect to any acquisition, merger, business combination, recapitalization, reorganization or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless such transaction is approved or affirmatively recommended by the Board);

(iv) conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) involving Company Shares or any securities convertible into, or exercisable or exchangeable for, Company Shares, in each case not approved by the Board;

(v) otherwise act in concert with others to seek to control or influence the management or policies of the Company or its subsidiaries; provided that nothing in this Section 3(a) shall restrict the Investor Stockholder from voting (including by written consent) in accordance with Section 4 (including voting on any Excluded Matter in its sole discretion);

(vi) make or participate in (or knowingly encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC), or otherwise knowingly advise or influence any Person with respect to the voting of any securities of the Company or its subsidiaries;

(vii) call or seek to call a meeting of stockholders of the Company or initiate a stockholder proposal or meeting agenda item for action of the Company’s stockholders, or seek election or appointment to or to place a representative on the Board or seek the removal of any Director from the Board;

(viii) form, join, become a member or otherwise participate in a Group (other than with any of its Group Members) with respect to the voting securities of the Company or any of its subsidiaries;

(ix) deposit any Company Shares in a voting trust or similar contract or subject any Company Shares to any voting agreement, pooling arrangement or similar arrangement or contract, or grant any proxy with respect to any Company Shares (in each case, other than (A) in accordance with Section 4 or (B) otherwise to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company);

(x) publicly make any proposal or publicly disclose any plan, or cause or direct any of their directors, officers, employees or agents to publicly make any proposal or publicly disclose any plan on their behalf, inconsistent with the foregoing restrictions;

(xi) knowingly take any action or cause or direct any of their directors, officers, employees or agents to take any action on their behalf, that would reasonably be expected to require the Company or any of its subsidiaries to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 3(a);

(xii) knowingly advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party in furtherance of any of the foregoing; or

(xiii) directly or indirectly, contest the validity of any provision of this Section 3(a) (including this subclause) (whether by legal action or otherwise).

(b) Standstill Exceptions. Notwithstanding anything herein to the contrary, the prohibitions in Section 3(a) shall not apply to the activities of the Investor Stockholder (to the extent prohibited by Section 3(a)) or any Standstill Party in connection with:

(i) acquisitions made as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended by the Board; or

(ii) acquisitions made in connection with a transaction or series of related transactions in which the Investor Stockholder or any of its Group Members acquires a previously unaffiliated business entity that Beneficially Owns Company Shares or any securities convertible into, or exercisable or exchangeable for, Company Shares, at the time of the consummation of such acquisition.

(c) Standstill Termination. Notwithstanding anything herein to the contrary, the prohibitions in Section 3(a) shall immediately terminate, and the Investor Stockholder (to the extent prohibited by Section 3(a)) and the Standstill Parties may engage in any of the activities specified in Section 3(a), in the event that:

(i) the Company publicly announces that it has entered into an agreement with any Person or Group which provides for (A) the acquisition by such Person or Group of more than fifty percent (50%) of the outstanding Company Shares or all or a majority of the assets of the Company or (B) any merger, consolidation or similar business combination, including as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, involving the Company and such Person or Group (each, a “Third Party Acquisition”);

(ii) the Board recommends that stockholders of the Company tender their shares or vote in favor of a Third Party Acquisition; or

(iii) any Person or Group (A) acquires Beneficial Ownership of more than fifty percent (50%) of the outstanding Company Shares, (B) makes an offer which if fully subscribed would result in such Person or Group acquiring Beneficial Ownership of more than fifty percent (50%) of the outstanding Company Shares, or (C) publicly announces an intention to engage in a Third Party Acquisition, and, in the case of clause (B) or (C), the Company does not, within ten (10) Business Days of public announcement thereof by such Person or Group, publicly oppose and/or recommend to its stockholders that they not accept such offer or support such Third Party Acquisition.

4. Voting Agreement.

(a) Voting. During the Significant Holder Period, the Investor Stockholder shall cause all of the Company Shares that are Beneficially Owned by it or over which it has voting control to be voted at any meeting of the stockholders of the Company called for such purpose or in any action by written consent of the stockholders for such purpose:

(i) in favor of all those persons nominated and recommended to serve as directors of the Company by the Board or any applicable committee thereof; and

(ii) with respect to any other action, proposal or matter to be voted on by the stockholders of the Company, other than any Excluded Matter, in accordance with the recommendation of the Board or any applicable committee thereof (all such actions, proposals and matters under the foregoing clauses (i) and (ii), the “Company Proposals”).

(b) Proxy. During the Significant Holder Period, with respect to any Company Proposal that the Investor Stockholder is required to vote on in accordance with Section 4(a), the Investor Stockholder shall cause each Company Share owned by it or over which it has voting control to be voted by completing the proxy forms distributed by the Company, and not by any other means. The Investor Stockholder shall use its reasonable best efforts to deliver the completed proxy form to the Company no later than ten (10) Business Days prior to the date of such meeting of the Company’s stockholders. Upon the written request of the Company, the Investor Stockholder hereby agrees to use its reasonable best efforts to take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Section 4. In furtherance of the foregoing (but limited, in each case, to the Company Proposals during the Significant Holder Period), in order to secure the Investor Stockholder’s obligation to vote its Company Shares in accordance with Section 4(a), the Investor Stockholder irrevocably appoints the Company as its true and lawful proxy and attorney-in-fact, with full power of substitution to (i) vote and exercise all voting, consent and similar rights of the Investor Stockholder with respect to any Company Proposals that the Investor Stockholder is required to vote on in accordance with Section 4(a), and (ii) execute and deliver on behalf of the Investor Stockholder all resolutions, consents and other instruments necessary or advisable in connection with any Company Proposals that the Investor Stockholder is required to vote on in accordance with Section 5(a), provided, that the Company may exercise the irrevocable proxy and power of attorney granted to it with respect to the Investor Stockholder pursuant to this Section 4(b)

only at those times the Investor Stockholder has been provided notice of a Company Proposal that the Investor Stockholder is required to vote on in accordance with Section 4(a) and fails to comply with the provisions of this Section 4. The proxies and powers granted by the Investor Stockholder pursuant to this Section 4(b) are coupled with an interest and are given to secure the performance of the Investor Stockholder’s obligations and duties under this Section 5. Such proxies and powers shall be irrevocable with respect to the Investor Stockholder during the Significant Holder Period, and shall survive the bankruptcy or dissolution of the Investor Stockholder and the subsequent holders of its Company Shares.

(c) Restrictions on Other Agreements. During the Significant Holder Period, the Investor Stockholder shall not grant any proxy or enter into or agree to be bound by any voting trust with respect to the Company Shares nor shall the Investor Stockholder enter into any other agreements or arrangements of any kind with any Person with respect to the Company Shares on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other stockholders of the Company that are not parties to this Agreement or otherwise).

5. Confidentiality. In furtherance of and not in limitation of any other similar agreement the Investor Stockholder or any of its Affiliates or their respective Representatives may have with the Company or its subsidiaries, the Investor Stockholder hereby agrees that (i) all Confidential Information with respect to the Company and its subsidiaries and its and their respective businesses, finances and operations shall be kept confidential by the Investor Stockholder and its Representatives and shall not be disclosed by any such Person in any manner whatsoever, except as permitted by this Agreement, and (ii) it shall not use any such Confidential Information for any purpose other than in connection with evaluating or reviewing its existing direct or indirect investment in the Company and its subsidiaries, including in connection with the disposition thereof. Any Confidential Information may be disclosed:

(a) by the Investor Stockholder to (i) any of its Affiliates or (ii) its or their Representatives, in each case, solely if and to the extent any such Affiliate or Representative needs to be provided such Confidential Information to assist the Investor Stockholder in evaluating or reviewing its existing direct or indirect investment in the Company and its subsidiaries, including in connection with the disposition thereof, and each such Affiliate or Representative of the Investor Stockholder shall be deemed to be bound by the provisions of this Section 5 and the Investor Stockholder shall be responsible for any breach of this Section 5 by any such Affiliate or Representative;

(b) by the Investor Stockholder or any of its Representatives to the extent the Company consents in writing;

(c) by the Investor Stockholder or any of its Representatives to a bona fide potential transferee (so long as such Transfer is permitted hereunder); provided, that such transferee agrees to be bound by the provisions of this Section 5 (or a confidentiality agreement with the Company having restrictions substantially similar to (and no less restrictive than) this Section 5) and the Investor Stockholder shall be responsible for any breach of this Section 5 (or such confidentiality agreement) by any such transferee; and

(d) by the Investor Stockholder or its Affiliates or its or their respective Representatives to the extent that the Investor Stockholder, Affiliate or Representative has received advice from its legal counsel (which may include internal legal counsel) that it is required to do so to comply with applicable law or legal process or any request by or from any Governmental Entity or the rules of any securities exchange; provided, that prior to making such disclosure, such Person uses its reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable law, including (i) consulting with the Company regarding such disclosure and (ii) if requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to limit the scope of or prevent the requested disclosure; provided, further, that (a) such consultation and assistance shall not be required in the event of a general regulatory inquiry of the Investor Stockholder or its Affiliates or Representatives that is not targeted at the Confidential Information and (b) the Investor Stockholder, Affiliate or Representative uses its reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable Governmental Entity or as is, based on the advice of its outside counsel, legally required or compelled.

6. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to Transfers permitted under Section 2, the Investor Stockholder may not, directly or indirectly, assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the Company. Any purported direct or indirect assignment in violation of this Section 6(a) shall be void and of no force or effect.

(b) Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the written agreement of the Company and the Investor Stockholder and (ii) the expiration of the Standstill Period; provided in each case that such termination shall not release any party of any liability for any breach of this Agreement occurring prior to such termination.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by email or facsimile (provided in the case of email or facsimile, that a copy is delivered by another means specified in clauses (i) or (iii) herein), or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to the Company, to:

Viasat, Inc.

6155 El Camino Real, Carlsbad, California 92009-1602

United States of America

Attention: Robert Blair and Brett Church

Email: robert.blair@viasat.com; brett.church@viasat.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Craig M. Garner; Christopher Drewry

Email: craig.garner@lw.com; christopher.drewry@lw.com

(ii)	If to the Investor Stockholder, to:

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Email: notices@warburgpincus.com

(d) Certain Interpretations.

(i) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(ii) The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and not simply “if.”

(iii) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Entire Agreement. This Agreement including any Schedules hereto: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede and replace (as applicable) all prior agreements, including the Former Stockholders Agreement and the Coordination Agreement, understandings, representations and conditions, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder; provided, however, that the Related Parties are intended third party beneficiaries of Section 6(n) and may directly enforce each of the covenants and agreements of the Company owed to such Person in such section.

(f) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the Company and the Investor Stockholder. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

(h) Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(i) Specific Performance and Other Remedies.

(i) Specific Performance. The parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction (and each party hereby waives any requirement for securing the posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

(ii) Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(j) Fees and Expenses. Except as otherwise provided in the Share Purchase Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

(k) Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. All claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction is vested exclusively in the U.S. federal courts, the United States District Court for the District of Delaware, and any appellate court from any thereof. Each party hereby irrevocably submits with regard to any such claim for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not bring any claim relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts.

(l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(m) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(n) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto shall be had against the Investor Stockholder or any of its Affiliates, or any of the foregoing’s former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each, a “Related Party” and collectively, the “Related Parties”), in each case, other than each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 6(n) shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under this Agreement.

(o) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

VIASAT, INC.

By:	/s/ Brett Church
Name:	Brett Church
Title:	Associate General Counsel

[Signature Page to Stockholder Agreement]

WP TRITON CO-INVEST, L.P.
By: Warburg Pincus (Cayman) Global Growth GP, L.P., its General Partner

By: Warburg Pincus (Cayman) Global Growth GP LLC, its General Partner

By: Warburg Pincus Partners II (Cayman), L.P., its Managing Member

By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its General Partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorized Signatory

[Signature Page to Stockholder Agreement]